Exhibit 99.1
MOHEGAN ANNOUNCES
CREDIT AGREEMENT AMENDMENT AND EXTENSION
Uncasville, Connecticut, June 3, 2022 – Mohegan Tribal Gaming Authority (“Mohegan” or the “Company,” formerly d/b/a Mohegan Gaming & Entertainment) announced that on May 31, 2022, it entered into an amendment (the “Amendment”) to its Credit Agreement (the “Credit Agreement”), which was originally entered into on January 26, 2021 and provides for approximately $263 million in a revolving senior secured credit facility. In connection with the Amendment, lenders under the Credit Agreement agreed to extend the maturity date of the commitments and loans under the facility to April 12, 2024.
About Mohegan
As of May 16, 2022, Mohegan Tribal Gaming Authority operates under the name “Mohegan,” a natural evolution for the brand.
Mohegan is the owner, developer and manager of premier entertainment resorts in the United States, Canada, and Northern Asia. Mohegan’s U.S. operations include resorts in Connecticut, Washington, Pennsylvania, New Jersey, and Nevada; Canadian operations are based in Niagara Falls; and Mohegan Inspire is located in Incheon, South Korea. The brand’s iGaming division, Mohegan Digital, provides cutting-edge online gaming solutions to Mohegan’s loyal fan base and meets the digital needs of customers on a global scale. Mohegan is owner and operator of Connecticut Sun, a professional basketball team in the WNBA. For more information on Mohegan and its properties, please visit www.mohegangaming.com.

Contact:
Carol K. Anderson
Chief Financial Officer
Mohegan
(860) 862-8000

1